Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1 of Baron Select Funds of our report dated February 24, 2017, relating to the financial statements and financial highlights, which appears in Baron Partners Fund’s, Baron Focused Growth Fund’s, Baron International Growth Fund’s, Baron Real Estate Fund’s, Baron Emerging Markets Fund’s, Baron Energy and Resources Fund’s, and Baron Global Advantage Fund’s Annual Report on Form N-CSR for the year ended December 30, 2016. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accountants” and “Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

New York, NY

December 29, 2017